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                                                                     EXHIBIT 3.2

              [LETTERHEAD OF PACIFIC COAST APPAREL COMPANY, INC.]


May 8, 2000


Mr. Harold West
FINEMAN WEST & CO, LLP.
9100 Wilshire Blvd., Ste. 200
Beverly Hills, CA  90212-3499

                                Via: Regular Mail

Dear Harold:

I am writing to officially terminate our relationship with Fineman West & Co.
LLP.

You are as aware as anyone behind the circumstances for this decision so I do not feel it is necessary to go over the foreclosure by Capital Factors and the sale of the operating assets to Evans Unlimited, Inc.

I very much appreciate everything you and the firm did for Pacific Coast Apparel Company, Inc. and I am very sorry things ended this way.

Sincerely,

/s/ TERRY McGOVERN
--------------------
TERRY McGOVERN
CEO